UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   1.   Name and Address of Reporting Person:

        Karla M. Violetto
        1 S.-484 Leahy Rd.
        Oakbrook Terrace, Illinois 60181

   2.   Date of Event Requiring Statement (Month/Day/Year)

        March 3, 2000

   3.   I.R.S. Identification Number of Reporting Person, if an entity
        (Voluntary):

   4.   Issuer Name and Ticker of Trading Symbol:

        American Country Holdings Inc.

   5. Relationship of Reporting Person(s) to Issuer (Check all applicable):

        ( ) Director
        (x) Officer (give title below)
        ( ) 10% Owner
        ( ) Other (specify below)

        Vice President and Chief Financial Officer
        ------------------------------------------

   6.   If Amendment, Date of Original (Month/Day/Year)

   7.   Individual or Joint/Group Filing (Check Applicable Line)

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person





   TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                          2. Amount of   3. Ownership  4. Nature of
                          Securities     Form: Direct  Indirect
                          Beneficially   (D) or        Beneficial
    1. Title of Security  Owned (Inst.   Indirect (I)  Ownership
       (Instr. 4)         4)             (Instr. 5)    (Instr. 5)
    --------------------  ------------   ------------  ------------

    No securities are
    beneficially owned


     TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                          5. Ownership
                                                                                          Form of
                                                                          4. Conver-      Derivative
                                                  3. Title and Amount     sion or         Security:       6. Nature
       1. Title of                                of Securities           Exercise        Direct (D)      of Indirect
       Derivative           2. Date Exercisable   Underlying              Price of        or Indirect     Beneficial
       Security (Instr.     and Expiration Date   Derivative Security     Derivative      (I) (Instr.     Ownership
       4)                   (Month/Day/Year)      (Instr. 4)              Security        5)              (Instr. 5)
       ----------------     -------------------   -------------------     ----------      ------------    -----------
       No securities are
       beneficially owned                                     Amount
                                                              or
                            Date      Expira-                 Number
                            Exer-     tion                    of
                            cisable   Date        Title       Shares
                            -------   ------      -----       ------


   SIGNATURE OF REPORTING PERSON:

     /s/ Karla M. Violetto
   -----------------------
         Karla M. Violetto

   Dated:  April 10, 2000